Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Asure Software, Inc. 2009 Equity Plan of our report dated March 31, 2011, with respect to the consolidated financial statements of Asure Software, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
June 22, 2011